Exhibit 99.(d)(2)(A)(ii)

FIRST AMENDMENT TO

AMERICAN BEACON FUNDS

INVESTMENT ADVISORY AGREEMENT

This First Amendment to the American Beacon Funds Investment Advisory Agreement (“Amendment”) is made effective the 14th day of March, 2024 by and among American Beacon Funds, a Massachusetts Business Trust (the “Trust”), American Beacon Advisors, Inc., a Delaware Corporation (the “Manager”), and Barrow, Hanley, Mewhinney & Strauss, LLC (the “Adviser”);

WHEREAS, the Trust, Manager and Adviser entered into an Investment Advisory Agreement dated as of December 29, 2023 (as amended, supplemented, restated or otherwise modified, the “Agreement”), and

WHEREAS, the parties desire to amend certain provisions of the Agreement, as more particularly set forth below.

NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

1.	Amendments to the Agreement

a.	Effective March 14, 2024, Schedule A to the Agreement is deleted in its entirety and replaced with Schedule A attached hereto.

b.	Section 4. Compensation of the Adviser – the first paragraph shall be deleted in its entirety and replaced with the following in order to remove the references to the American Beacon Intermediate Bond Fund:

For the services to be rendered by the Adviser as provided in Sections 1 and 2 of this Agreement, the Trust shall pay to the Adviser compensation at the rate specified in Schedule(s) attached hereto and made a part of this Agreement. Such compensation shall be paid to the Adviser quarterly in arrears, and the Trust shall calculate the fee by applying the annual percentage rate(s) as specified in the attached Schedule(s) to the average daily assets of the specified Portfolios during the relevant quarter. Solely for the purpose of calculating the applicable annual percentage rates specified in the attached Schedule(s), there shall be included such other assets as are specified in said Schedule(s), regardless of whether compensation with respect to such assets is paid to the Adviser by the Trust or the Manager. The Trust is solely responsible for the payment of fees to the Adviser.

c.	Section 4. Compensation of the Adviser – the second paragraph shall be deleted in its entirety.

2.	Miscellaneous

(a)     Except as expressly amended by this Amendment, all provisions of the Agreement shall remain in full force and effect. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement.

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(b)    This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

Barrow, Hanley, Mewhinney & Strauss, LLC		American Beacon Advisors, Inc.

By:	/s/ Patricia Barron	By:	/s/ Paul B. Cavazos
	Patricia Barron		Paul B. Cavazos
	Chief Operating Officer		Senior Vice President

American Beacon Funds

By:	/s/ Jeffrey K. Ringdahl
Jeffrey K. Ringdahl
President
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Schedule A

to the

American Beacon Funds

Investment Advisory Agreement

among

American Beacon Funds

American Beacon Advisors, Inc.

and

Barrow, Hanley, Mewhinney & Strauss, LLC

Dated: as of March 14, 2024

American Beacon Funds (“Trust”) or American Beacon Advisors, Inc. (“Manager”) as applicable, shall pay compensation to Barrow, Hanley, Mewhinney & Strauss, LLC (“BHMS”) pursuant to Section 4 of the Investment Advisory Agreement among the Trust, American Beacon Advisors, Inc. and BHMS for rendering investment management services, the following annual percentage rates for assets under BHMS’s management:

Compensation Payable by the Trust

American Beacon Balanced Fund; American Beacon Large Cap Value Fund1:

[  ]% per annum on the first $200 million

[  ]% per annum on the next $300 million

[  ]% per annum on the excess over $500 million

American Beacon Small Cap Value Fund:

Fundamental Investment Strategy:

[ ]% per annum on the first $200 million
[ ]% per annum on the next $200 million
[ ]% per annum on the excess over $400 million

[1]	In calculating the applicable percentage rate for the American Beacon Balanced Fund and the American Beacon Large Cap Value Fund, the assets under management by Adviser for these funds are combined and also aggregated together with other assets or trust assets of American Airlines, Inc. also under management by the Adviser.
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       If the management of the accounts commences or terminates at any time other than the beginning or end of a calendar quarter, the fee shall be prorated based on the portion of such calendar quarter during which the Agreement was in force.

Barrow, Hanley, Mewhinney & Strauss, LLC		American Beacon Advisors, Inc.

By:	/s/ Patricia Barron	By:	/s/ Paul B. Cavazos
Name:	Patricia Barron		Paul B. Cavazos
Title:	Chief Operating Officer		Senior Vice President

American Beacon Funds

By:	/s/ Jeffrey K. Ringdahl
Name:	Jeffrey K. Ringdahl
Title:	President
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